Exhibit (a)(5)
COMM BANCORP, INC.

OFFER TO PURCHASE FOR CASH

UP TO 110,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $52

NOR LESS THAN $46 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 13, 2007,
UNLESS THE OFFER IS EXTENDED.

March 19, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 19, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Comm Bancorp, Inc., a Pennsylvania business corporation (“Bancorp”), to purchase for cash up to 110,000 shares of its common stock, par value $0.33 per share (the “Shares”), at a price specified by its stockholders not greater than $52 nor less than $46 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Bancorp will determine a single per Share price, not greater than $52 nor less than $46 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Bancorp will select the lowest price (the “Purchase Price”) that will allow it to purchase 110,000 Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. Bancorp will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to proration and conditional tender described in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer, more than 110,000 shares are validly tendered at or below the purchase price and not withdrawn, Bancorp will buy shares (i) from stockholders who owned beneficially as of the close of business on February 16, 2007, and continue to own beneficially as of the expiration date an aggregate of fewer than 100 shares who properly tender all their shares at prices at or below the purchase price, and (ii) then, on a pro rata basis, from all other stockholders who properly tender at or below the purchase price and do not withdraw them prior to the expiration of the Offer, other than stockholders who tender conditionally and for whom the condition is not satisfied. See “The Offer — 1. Number of Shares; Price; Priority of Purchase and — 2. Procedures for Tendering Shares; and — 5. Conditional Tender Procedures.” All shares not purchased pursuant to the Offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase will be returned to the tendering stockholders at Bancorp’s expense as promptly as practicable following the expiration date of the Offer.

Bancorp expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See “The Offer — 1. Number of Shares; Price; Priority of Purchase” of the Offer to Purchase.

As described in the Offer to Purchase, if at the expiration of the Offer more than 110,000 Shares, or any greater number of Shares as Bancorp may elect to purchase, are properly tendered and not properly withdrawn before the Expiration Date, Bancorp will purchase properly tendered Shares in the following order of priority:

(a) First, all shares validly tendered and not withdrawn on or prior to the expiration date by or on behalf of any stockholder who owned beneficially, as of the close of business on February 16, 2007 and continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares who:

(1)	validly tendered all of the shares at the price at or below the purchase price — partial and conditional tenders will not qualify for this preference; and

(2)	completes the box captioned “Odd Lots” on the Letter of Transmittal; and

(b) Second, after purchase of all of the foregoing shares, all shares validly tendered from other stockholders who properly tender their shares at prices at or below the purchase price, and who do not withdraw them prior to the expiration of the Offer, other than stockholders who tender conditionally, and for whom the condition is not satisfied, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, and then from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholder whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the expiration of the Offer. See “The Offer — 5. Conditional Tender Procedure” of the Offer to Purchase.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	Shares may be tendered at a price not greater than $52 nor less than $46 per Share or at the price determined pursuant to the Offer, as indicated in the attached Instruction Form, net to the seller in cash, without interest.
2.	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on April 13, 2007, unless the Offer is extended by Bancorp.
3.	The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions, reasonably satisfactory to Bancorp, that will be sufficient to purchase Shares tendered pursuant to the Offer and pay related fees and expenses. See, “The Offer — 6. Conditions of Our Offer” in the Offer to Purchase.
4.	The Offer is for 110,000 Shares, constituting approximately 6% of Bancorp’s outstanding Shares as of February 16, 2007.
5.	None of Bancorp, its Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to the purchase price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including Bancorp’s reasons for making the Offer. Certain of Bancorp’s directors and executive officers have advised Bancorp that they do intend to tender Shares in the Offer.
6.	The Purchase Price will be paid net to the tendering stockholder in cash, without interest, for all Shares purchased. Tendering stockholder who hold Shares registered in their own name and who tender their Shares directly to the Depository will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Bancorp in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such nominees and not directly to the Depository.

7.	If you beneficially held, as of the close of business on February 16, 2007, an aggregate of fewer than 100 shares and you continue to beneficially own as of the expiration date of the Offer an aggregate of fewer than 100 shares, and (i) you instruct us to tender on your behalf all your shares at or below the purchase price before the expiration date of the Offer and (ii) complete the box captioned “Odd Lots” in the enclosed Instruction Form, then, upon the terms and subject to the conditions of the offer, Bancorp will accept all your shares for purchase before proration, if any, of the purchase of other shares validly tendered at or below the purchase price.

If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

Please forward your Instruction Form(s) to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Bancorp by Sandler O’Neill + Partners, L.P., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer by

COMM BANCORP, INC.

to Purchase for Cash Up to 110,000 Shares
of its Common Stock, Par Value $0.33 Per Share,
at a Purchase Price Not Greater Than $52 Nor Less Than $46 Net Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 19, 2007, and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Comm Bancorp, Inc., a Pennsylvania business corporation (“Bancorp”), to purchase for cash up to 110,000 shares of its common stock, par value $0.33 per share (the “Shares”), at a price not greater than $52 nor less than $46 per Share, net to the seller in cash, without interest.

This Instruction Form will instruct you to tender to Bancorp the number of Shares indicated below or, if no number is indicated below, all Shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY:            SHARES

CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS
CHECKED, THERE IS NO VALID TENDER OF SHARES.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER
(See Instruction 5 of the Letter of Transmittal)

☐   The undersigned wishes to maximize the chance of having Bancorp purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares and is willing to accept the Purchase Price pursuant to the Offer. Note that this election could result in your Shares being purchased at the minimum price of $46 per Share.

 — OR —

SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER
(See Instruction 5 of the Letter of Transmittal)

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the Purchase Price for the Shares is less than the price checked. If the Purchase Price for the Shares is equal to or greater than the price checked, then the Shares purchased by Bancorp will be purchased at the Purchase Price. A stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $46	☐ $50
☐ $47	☐ $51
☐ $48	☐ $52
☐ $49

ODD LOTS
(See Instruction 9)

This section is to be completed ONLY if shares are being tendered by or on behalf of a person owning beneficially, as of the close of business on February 16, 2007, and who continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares.

The undersigned either (check one box):

☐ was the beneficial owner as of the close of business on February 16, 2007, and continues to be the beneficial owner as of the expiration date, of an aggregate of fewer than 100 shares, all of which are being tendered, or

☐ is a broker, dealer, commercial bank, trust company or other nominee that (i) is tendering, for the beneficial owners thereof, shares with respect to which it is the record owner, and (ii) believes, based upon representations made to it by each beneficial owner, that the beneficial owner owned beneficially as of the close of business on February 16, 2007, and continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares, and is tendering all of those shares.

CONDITIONAL TENDER
(See Instruction 15 of the Letter of Transmittal)

A stockholder may tender his or her Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to this Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in “The Offer — 5. Conditional Tender Procedures”. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” below. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional:

☐    The minimum number of Shares that must be purchased, if any are purchased, is           Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, Bancorp may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have properly tendered all of his or her Shares and checked the box below:

☐    The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Account Number:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.